December 21, 2006

United States Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Attention: Daniel F. Duchovny, Esq.

Re:	Seitel, Inc.

Preliminary Schedule 14A

Filed November 22, 2006

File No. 001-10165

Schedule 13E-3

Filed November 22, 2006

File No. 005-37899

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•	The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

SEITEL, INC.

By:	/S/ ROBERT D. MONSON
Robert D. Monson, Chief Executive Officer and President

December 21, 2006

United States Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Attention: Daniel F. Duchovny, Esq.

Re:	Seitel, Inc.

Preliminary Schedule 14A

Filed November 22, 2006

File No. 001-10165

Schedule 13E-3

Filed November 22, 2006

File No. 005-37899

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•	The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

SEITEL HOLDINGS, LLC

By:	VA Partners, L.L.C., its Manager

By:	/S/ GEORGE F. HAMEL, JR.
Name:	George F. Hamel, Jr.
Title:	Managing Member

December 21, 2006

United States Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Attention: Daniel F. Duchovny, Esq.

Re:	Seitel, Inc.

Preliminary Schedule 14A

Filed November 22, 2006

File No. 001-10165

Schedule 13E-3

Filed November 22, 2006

File No. 005-37899

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•	The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

SEITEL ACQUISITION CORP.

By:	/S/ GEORGE F. HAMEL JR.
Name:	George F. Hamel Jr.
Title:	Vice President

December 21, 2006

United States Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Attention: Daniel F. Duchovny, Esq.

Re:	Seitel, Inc.

Preliminary Schedule 14A

Filed November 22, 2006

File No. 001-10165

Schedule 13E-3

Filed November 22, 2006

File No. 005-37899

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•	The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

VALUEACT CAPITAL MASTER FUND, L.P.

By:	VA Partners, L.L.C., it General Partner.

By:	/S/ GEORGE F. HAMEL JR.
Name:	George F. Hamel Jr.
Title:	Managing Member

December 21, 2006

United States Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Attention: Daniel F. Duchovny, Esq.

Re:	Seitel, Inc.

Preliminary Schedule 14A

Filed November 22, 2006

File No. 001-10165

Amendment No. 1 to

Schedule 13E-3

Filed December 21, 2006

File No. 005-37899

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•	The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/S/ ROBERT D. MONSON
Robert D. Monson

December 21, 2006

United States Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Attention: Daniel F. Duchovny, Esq.

Re:	Seitel, Inc.

Preliminary Schedule 14A

Filed November 22, 2006

File No. 001-10165

Amendment No. 1 to

Schedule 13E-3

Filed December 21, 2006

File No. 005-37899

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•	The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/S/ WILLIAM J. RESTREPO
William J. Restrepo

December 21, 2006

United States Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Attention: Daniel F. Duchovny, Esq.

Re:	Seitel, Inc.

Preliminary Schedule 14A

Filed November 22, 2006

File No. 001-10165

Amendment No. 1 to

Schedule 13E-3

Filed December 21, 2006

File No. 005-37899

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•	The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/S/ KEVIN P. CALLAGHAN
Kevin P. Callaghan

December 21, 2006

United States Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Attention: Daniel F. Duchovny, Esq.

Re:	Seitel, Inc.

Preliminary Schedule 14A

Filed November 22, 2006

File No. 001-10165

Amendment No. 1 to

Schedule 13E-3

Filed December 21, 2006

File No. 005-37899

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•	The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/S/ MARCIA H. KENDRICK
Marcia H. Kendrick

December 21, 2006

United States Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Attention: Daniel F. Duchovny, Esq.

Re:	Seitel, Inc.

Preliminary Schedule 14A

Filed November 22, 2006

File No. 001-10165

Amendment No. 1 to

Schedule 13E-3

Filed December 21, 2006

File No. 005-37899

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•	The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/S/ ROBERT J. SIMON
Robert J. Simon

December 21, 2006

United States Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Attention: Daniel F. Duchovny, Esq.

Re:	Seitel, Inc.

Preliminary Schedule 14A

Filed November 22, 2006

File No. 001-10165

Amendment No. 1 to

Schedule 13E-3

Filed December 21, 2006

File No. 005-37899

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•	The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/S/ GARIS C. SMITH
Garis C. Smith